Exhibit 99.5

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24-b-2 of the Securities Exchange Act of 1934, as amended.

NETTING, FINANCIAL RESPONSIBILITY AND SECURITY AGREEMENT

This Netting, Financial Responsibility and Security Agreement (this “Agreement”) is entered into this 23rd day of September, 2004, by and between EQUITABLE PRODUCTION COMPANY, referred to herein as “Equitable”, and MARKWEST HYDROCARBON, INC., referred to herein as “MarkWest”.  Each of Equitable and MarkWest may be referred to individually as a “Party”, or collectively as “Parties”.

RECITALS:

A.                                   Contemporaneous with and conditioned upon the execution of this Agreement, and satisfaction of the conditions set forth herein, the following contracts and agreements have been entered into:

i.                                          a new firm gas processing agreement between Equitable and MarkWest replacing each of the Gas Processing Agreement dated as of May 20, 1997, by and between Eastern States Oil & Gas and MarkWest Hydrocarbon, Inc., and the Gas Processing Agreement dated as of May 20, 1997, by and between Blazer Energy Corporation and MarkWest Hydrocarbon, Inc., covering all gas production of Equitable that is processed by MarkWest, other than the gas processed under the Gas Processing Agreement (Maytown), and other than the gas processed under the Dwale Agreement, both as defined below (the “Non-Dwale Firm Gas Processing Agreement”);

ii.                                       a new firm gas processing agreement between Equitable and MarkWest replacing the Gas Processing Agreement (Dwale) by and between Equitable Production Co. and MarkWest Hydrocarbon, Inc. dated as of May 28, 1999 (the “Dwale Agreement”);

iii.                                    a Base Contract for Sale and Purchase of Natural Gas between Equitable and MarkWest for the sale by Equitable and purchase by MarkWest of certain quantities of gas (the “Gas Purchase Agreement”); and

iv.                                   an amendment, between Equitable and MarkWest Energy Appalachia, L.L.C., (“MEA”) modifying the Gas Processing Agreement (Maytown), dated May 16, 1999, as previously amended, to allow Equitable to reduce the volume of NGLs that are recovered at the Maytown gas plant during specified periods while allowing MEA to receive the same revenue as it would have absent such reduction in liquid recoveries (the “Amended Maytown Agreement”); and

B.                                     The Parties desire to enter into this Agreement to recognize the interrelationship of the foregoing agreements and to provide certain security and assurances to Equitable.

Now therefore, in consideration of the mutual covenants and agreements contained herein, and in consideration of the execution of the Non-Dwale Firm Gas Processing Agreement, the Dwale Agreement and the Gas Purchase Agreement, the Parties agree as follows:

1.                                      Definitions.

As used in this Agreement, the following terms shall have the following meanings:

a.                                       “Columbia” means Columbia Gas Transmission Corporation.

b.                                      “Debtor Relief Law” means the Bankruptcy Code of the United States of America and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

c.                                       “Gas Agreements” means, collectively, the Non-Dwale Firm Gas Processing Agreement, the Dwale Agreement, the Amended Maytown Agreement and the Gas Purchase Agreement.

d.                                      “Guaranty” means that Guaranty by MarkWest in favor of Equitable dated as of March 26, 2002.

e.                                       “MarkWest Agreements” means, collectively, the Non-Dwale Firm Gas Processing Agreement, the Dwale Agreement and the Gas Purchase Agreement, and the Guaranty.

f.                                      “Processing Plants” means, collectively, the gas processing facilities located on the north side of KY Route-1384 at Boldman, Pike County, Kentucky and known as the Boldman Plant (herein “Boldman Plant”), the gas processing facilities connected to the transmission facilities of Columbia in Columbia’s Ceredo District, located in Wayne County, West Virginia, and known as the Kenova Plant (herein “Kenova Plant”) and the gas processing facilities located at Clendenin, Kanawha County, West Virginia and known as the Cobb Plant (“Cobb Plant”), and including without limitation, all tanks, equipment, pipe, valves, and material of any kind, including appropriate gas and liquid measurement facilities, pipeline and compression facilities, storage, shipping, dehydration, gas treating and delivery facilities for Plant Products; all structures located, or to be located, on the site(s) at which the compression and processing facilities are now or hereafter located; all easements pertaining to the site(s) and operation of those facilities; and any and all facilities used directly in the processing function located, or to be located, on or away from the site(s).

2.                                      Cross Termination.

2.1                                 In the in the event that any of the Gas Agreements (other than the Gas Purchase Agreement) expires, or is terminated or cancelled, all of the other Gas Agreements shall be terminated at the same time, provided however, the Dwale Agreement and the Amended Maytown Agreement shall not terminate as a result of the expiration of the Non-Dwale Firm Gas Processing Agreement[*]

3.                                      Netting Arrangements.

3.1                                 The Parties acknowledge that (a) under the MarkWest Agreements or otherwise, MarkWest, from time to time, may owe certain amounts of money to Equitable, and (b) Equitable, from time to time, may owe certain amounts of money to MarkWest.  At any time, during the terms of the MarkWest Agreements, if MarkWest is in default of any of its payment obligations under the MarkWest Agreements, Equitable shall have the right, in addition to all other rights and remedies available to Equitable under the MarkWest Agreements, or at law or in equity, to set off against and/or recoup amounts owed by Equitable under any of the MarkWest Agreements all amounts owed by MarkWest to Equitable under the MarkWest Agreements.

4.                                      Security Arrangements.

4.1                                 MarkWest and Equitable recognize that by entering into the Gas Agreements with MarkWest, Equitable’s credit exposure to MarkWest has increased.

4.2                                 [*]

4.3                                 Unless and until [*] payment is made by MarkWest to Equitable in accordance with the terms of the Gas Purchase Agreement  [*].  MarkWest agrees to notify all of its lenders of this Agreement and to provide copies of such notices to Equitable.

4.4                                 Letter of Credit.  To secure the obligations of MarkWest and MEA under the Gas Agreements and the full and punctual payment and performance of all present and future liabilities of MarkWest or MEA to Equitable with respect to all agreements between the parties, whether existing now or in the future, including MarkWest’s obligations [*] under the Gas Purchase Agreement, or otherwise (the “Secured Obligations”), MarkWest shall obtain and maintain, during the term of the Gas Purchase Agreement and thereafter until payment for all [*] Gas has been made to Equitable, an irrevocable, stand-by letter of credit, with a bank and in form reasonably acceptable to Equitable and substantially the same as the attached Exhibit A (the “Letter of Credit”) in favor of Equitable Production Company (“Equitable”) for one or more drawings up to the aggregate amount of [*]. The Letter of Credit shall contain an expiry date of the earlier of (i) [*] following the expiration of the term of the Gas Purchase Agreement, or (ii) [*] following any earlier termination of the Gas Purchase Agreement; provided, such expiry date shall be extended, as necessary, until the date that all obligations of MarkWest under the Gas Purchase Agreement have been fully discharged.  Within ten (10) business days of receipt by Equitable of MarkWest’s audited financial statements or SEC 10-Q or 10-K filings at the end of  each calendar quarter, Equitable shall [*] and the financial condition of MarkWest to determine [*] if a different amount under the Letter of Credit is appropriate.  If Equitable determines that a modification in the maximum amount under the Letter of Credit is appropriate, it shall notify MarkWest [*].  The maximum aggregate amount that can be drawn under the Letter of Credit, as from time to time established, shall be referred to as the “L/C Amount”, which L/C Amount is initially [*], and shall in no event be less than [*] nor more than [*].  Notwithstanding anything to the contrary herein, within [*] after any draw on the Letter of Credit, MarkWest shall deliver to Equitable an additional letter of credit, or seek to modify the Letter of Credit, such that the aggregate amount available to be drawn under such Letter of Credit and any additional letters of credit, shall be an amount no less than the latest determined L/C Amount, notwithstanding such draw or any previous draws.

4.5                                 Additional Security.

a.                                       If on any Determination Day, as set forth below, the Contract Value, as determined below, exceeds the then applicable L/C Amount (the remainder of the Contract Value minus the then applicable L/C Amount, being referred to as “Additional Exposure”), then MarkWest shall, within 2 Banking Days following that Determination Day, furnish Equitable additional security in the form of (“Additional Security”):

i.                                          a standby, irrevocable letter of credit in favor of Equitable, in an amount equal to the Additional Exposure, with an expiry date of one year following its issuance, issued by a bank reasonably acceptable to Equitable and in a form reasonably acceptable to Equitable and substantially the same as the attached Exhibit A; or,

ii.                                       the direct remittance to Equitable of cash in an amount equal to the Additional Exposure; or,

iii.                                    any combination of the foregoing items i., ii., or other security acceptable to Equitable in an aggregate amount equal to the Additional Exposure.

b.                                      If following the furnishing of Additional Security under a., above, the Contract Value on a Determination Day is less than then applicable amount of Additional Security, then Equitable shall, within [*] following that Determination Day, return to MarkWest a portion of the Additional Security then held by Equitable equal to the difference resulting from subtracting the then effective Contract

Value from the amount of Additional Security then held.  In the event that the Additional Security is in the form of a letter of credit, Equitable shall, within [*] following the applicable Determination Day, send written notice to the bank issuing that letter of credit reducing the amount of the letter of credit by the amount set forth above.

c.                                       If any of the Additional Security provided by MarkWest pursuant to 4.5(a) above is in the form of cash, under 4.5, a., ii., or iii., above, then MarkWest shall be entitled to interest on such cash at an interest rate, for each day such cash is held by Equitable, equal to the “Federal Funds (Effective)” rate in effect for such day, as published in the most recent weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve.  Interest accrued thereon for each month shall be paid to MarkWest by the first Banking Day of the succeeding month.

4.6                                 Determination of Contract Value. For the purposes of determining the Additional Exposure, if any, the Contract Value shall be determined as follows:

a.                                       On each Determination Day, as defined below, MarkWest and Equitable shall each determine the Contract Value, in accordance with, and only in accordance with, the formula and procedure set forth in c., below.  The parties shall exchange their determinations by 12:00 noon, Mountain Time, on the Determination Day.  If the parties’ calculations are the same, then that determination shall be the applicable Contract Value.  If the parties’ determinations differ, then unless otherwise agreed upon, the arithmetic average of the parties’ determinations of Contract Value shall be the effective Contract Value.

b.                                      As used herein, a “Determination Day” shall be the 1st calendar day and the 15th calendar day of a month; provided, if such day is not a Banking Day, then the next succeeding Banking Day shall be the Determination Day. As used herein “Banking Day” means any day on which the bank issuing this Letter of Credit is open for business.

c.                                       For purposes of this Agreement, [*]

4.7                                 MarkWest hereby acknowledges that MarkWest has no legal or equitable property interest in the gas delivered to MarkWest by Equitable under the gas agreements, other than gas that is recovered as plant products at the processing plants or sold to MarkWest under the gas purchase agreement.  Equitable shall have the right to file financing statements in the appropriate jurisdictions to reflect its foregoing ownership rights in the gas delivered to MarkWest and Equitable’s rights to payment for sale of gas sold to MarkWest under the Gas Agreements.  The financing statements will be substantially in the form attached as Exhibit B.  MarkWest will faithfully preserve and protect Equitable’s security interest in the foregoing, will defend Equitable’s right, title, and interest in and to the foregoing against the claims and demands of all persons whomsoever claiming through MarkWest.

4.8                                 Upon the termination or expiration of the Gas Agreements, and upon full discharge of all obligations of MarkWest under the Gas Agreements, the security interests granted to Equitable by MarkWest under this Agreement shall automatically terminate and Equitable shall terminate and release any financing statements or other filings or recordings pertaining to its security interest.

4.9                                 MarkWest shall not distribute, transfer, pledge or otherwise encumber any collateral pledged as additional security under Section 4.5.a.iii above and MarkWest shall keep the collateral free from unpaid charges, including taxes, and from liens, encumbrances and security interests.

5.                                      Events of Default; Remedies.

(a)                                  Events of Default.  MarkWest shall be in default under Section 4 of this Agreement upon the happening of any condition or event set forth below (each, an “Event of Default”):

(i)                                     Any failure by MarkWest to make payment when due of any payments due to Equitable under the Gas Purchase Agreement.

(ii)                                  Any failure by MarkWest to fully honor, pay and perform under the Guaranty.

(iii)                               Any failure by MarkWest to re-establish the Letter of Credit in the amount of the L/C Amount or to provide additional letters of credit, such that the aggregate availability under such letters of credit are greater than or equal to the latest determined L/C Amount, as required under Section 4.4, above;

(iv)                              Any failure by MarkWest to provide Additional Security under Section 4.5, above.

(v)                                 A receiver, conservator, liquidator or trustee of MarkWest, or of any of its property, is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against MarkWest under any Debtor Relief Law; or MarkWest is adjudicated bankrupt or insolvent; or any material portion of the property of MarkWest is sequestered by court order and such order remains in effect for more than 60 days after MarkWest obtains knowledge thereof; or a petition is filed against MarkWest under any reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within 60 days.

(vi)                           MarkWest files a case under any Debtor Relief Law or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law.

(vii)                           Any default by MarkWest or MEA under any of the agreements between the parties, including the Gas Agreements.

(b)                                 Remedies.  In addition to and cumulative of any other remedies granted in this Agreement or any other agreements between the parties, including the Gas Agreements, Equitable may, upon the occurrence of an Event of Default, at its option, (i)  submit draws on the Letter of Credit, submit draws on any letters of credit posted as Additional Security or draw down on any cash provided by MarkWest as Additional Security, all in any aggregate amount equal to any unpaid Secured Obligations, and  (ii) demand, sue for, collect or make any compromise or settlement with reference to such Secured Obligations as Equitable chooses.

6.                                      Conditions to Effectiveness.  This Agreement and the other Gas Agreements shall be conditioned upon the satisfaction of the following conditions:

6.1                                 Execution and delivery of the Gas Agreements by each of MarkWest and MEA, as the case may be, and Equitable.

6.2                                 Issuance of the Letter of Credit from Bank One, NA in a form reasonably acceptable to Equitable and MarkWest.

6.3                                 [*].  The Parties agree, after due deliberation and arms-length negotiations, that [*].

7.                                      General.

7.1                                 MarkWest’s obligations and liabilities under the Gas Agreements, or under this Agreement shall not be released, impaired, reduced or otherwise affected by, and shall continue in full force and effect, notwithstanding the occurrence of any event, including without limitation, any event of insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of authority of MarkWest.

7.2                                 The parties agree that money damages are an insufficient remedy for breaches of the performance obligations of this Agreement and the MarkWest Agreements and that injunctive relief shall be afforded to the aggrieved party.

7.3                                 [*].

MarkWest represents to Equitable that it is solvent, and that there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of MarkWest, threatened against MarkWest.

7.4                                 [*] any settlement, discharge, payment, fees, grant of security or transfer of property relating to discharging any duty or liability to Equitable created under this Agreement is rescinded or avoided by virtue of any provision of any bankruptcy, insolvency, or other similar law affecting creditors’ rights, Equitable will be entitled to recover the value or amount of any such settlement, discharge, payment, fees, grant of security or transfer of property from MarkWest under this Agreement, as if such settlement, discharge, payment, grant of security or transfer of property had not occurred, but only to the extent permitted by applicable law, and the terms and conditions of the Gas Agreements which in any fashion altered or amended the prior agreements between MarkWest and Equitable shall be null and void as of the date of this Agreement, and such prior agreements shall be deemed to have been in effect from and after the date hereof, and MarkWest shall pay Equitable, the difference, if any, which Equitable may have been entitled under such prior agreements.

7.5                                 Any written notice required under this Agreement or any of the other Gas Agreements shall not be deemed satisfied by the transmission of an electronic mail message to the other party.

7.6                                 This Agreement shall be incorporated by reference into each of the MarkWest Agreements and each of the MarkWest Agreements shall be made expressly subject to the terms and conditions of this Agreement.

7.7                                 This Agreement shall be deemed to be a contract made under the laws of the State of West Virginia and for all purposes shall be construed in accordance with the laws of said State without regard to choice of law principles.  Any action brought under the terms of this Agreement must be filed in the state or federal courts of Kanawha County, West Virginia.

7.8                                 This Agreement shall extend to and inure to the benefit of and be binding upon the parties hereto, and their respective successors and assigns. No assignment of this Agreement shall be binding on either of the parties hereto, other than the party selling, transferring, assigning or conveying its interests in this Agreement, until the first day of the Accounting Period following the date a certified copy of the instrument evidencing that sale, transfer, assignment or conveyance has been delivered to the other party.  However, MarkWest shall not assign this Agreement (other than assignments to wholly owned affiliates of MarkWest, provided that MarkWest will guarantee the performance by such affiliate of the terms of this Agreement) without the prior written consent of Equitable, which consent shall not be unreasonably withheld.  Equitable shall respond to any request for consent hereunder within forty-five (45) days following receipt of MarkWest’s written request, and if Equitable fails to respond within that 45-day period, Equitable shall be deemed to have consented to such written request.

IN WITNESS WHEREOF, the parties have executed this Agreement by their respective authorized representatives, after obtaining any requisite approvals, as of the date first set forth above.

MARKWEST HYDROCARBON, INC.

By:	/s/ MarkWest Hydrocarbon, Inc.

Name:

Title:

Date:

EQUITABLE PRODUCTION COMPANY

By:	/s/ Equitable Production Company

Name:

Title:

Date:

Exhibit A

IRREVOCABLE LETTER OF CREDIT

No.

                             , 2004

Equitable Production Company

Attn:

Ladies and Gentlemen:

1.  We hereby establish, at the request and for the account of MarkWest Hydrocarbon Inc., a Delaware corporation (the “Company”), in your favor, our Irrevocable Letter of Credit No.                        (this “Letter of Credit”), in the amount of [*], effective immediately and expiring on the earliest of any of the following (the “Termination Date”): (i) the close of business on                   , 20      , (ii) the date this Letter of Credit is surrendered to us for cancellation, or (iii) the date we honor the last drawing available hereunder.

2.  Funds under this Letter of Credit are available to you against a certificate signed by you, or your successors and assigns, in the form of Exhibit A attached hereto appropriately completed.  Such certificate(s) shall be dated the date of presentation, which shall be made at our offices located at 300 Riverside Plaza, 7th Floor, Mail Code IL1-0236, Chicago, Illinois 60606, Attn: Global Trade Services/Standby Letters of Credit (or any other office which may be designated by us by written notice delivered to you).  If we receive your certificate at such office, all in strict conformity with the terms and conditions of this Letter of Credit, at or prior to 11:30 a.m., Chicago, Illinois time, on a Business Day on or prior to the Termination Date, we will honor the same no later than 1:30 p.m., Chicago, Illinois time, on the next succeeding Business Day.  Drawings under this Letter of Credit may be made by a telecopy transmission of the certificate described above to telecopier No. [312-954-0203] (with transmission confirmed by call to Telephone No. [312-954-1922]), or such other telecopier and telephone numbers that we hereafter designate by written notice delivered to you.  If a drawing is made by telecopier, it must contain an additional certification by you that an original of the certificate on your letterhead manually signed by one of your officers will be concurrently forwarded to us by express courier.  Payment under this Letter of Credit will be made out of our funds and, if requested by you, will be made by wire transfer of federal funds to your account with any bank which is a member of the Federal Reserve System, or by deposit of immediately available funds into a designated account that you maintain with us.

3. As used herein, the term “Business Day” means any day on which interbank wire transfers can be made on the Fedwire system, other than (a) a Saturday, a Sunday, a legal holiday or a day on which banking institutions in the City of Chicago, Illinois are authorized or required by law to close or (b) a day on which the New York Stock Exchange is closed.

4.  Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at our office address set forth in or designated pursuant to paragraph 2 above and shall specifically refer to the number of this Letter of Credit.

5.  This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Netting, Financial Responsibility and Security Agreement referred to in the Certificate attached hereto as Exhibit A, except the forms of the certificates referred to herein; and any such reference (except as aforesaid) shall not be deemed to incorporate herein, any document, instrument or agreement except for such certificate.

6.  We engage with you that certificates drawn under and in compliance with the terms of this Letter of Credit will be duly honored on presentation if presented at our office at 300 Riverside Plaza, 7th Floor, Mail Code IL1-0236, Chicago, Illinois 60606, Attn: Global Trade Services/Standby Letters of Credit (or any other office which may be designated by us by written notice delivered to you). on or before the expiration date of this Letter of Credit.

7.  This Letter of Credit shall be governed by the International Standby Practices 1998, published by the Institute of International Banking Law & Practice (“ISP98”), and to the extent not inconsistent with ISP98, the laws of the State of Illinois, including without limitation, the Uniform Commercial Code as in effect in such State.

Very truly yours,

BANK ONE, NA

By:	/s/ Bank One, NA
Name:
Title:

By:

Name:

Title:

EXHIBIT A

TO LETTER OF CREDIT NO.                        DATED                     , 2004

CERTIFICATE

The undersigned, a duly authorized officer of Equitable Production Company (the “Company”), hereby certifies as follows to Bank One, NA (the “Bank”) with reference to Irrevocable Letter of Credit No.                    (the “Letter of Credit”) issued by the Bank in favor of the Company.  Any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit.

Under that certain Netting, Financial Responsibility and Security Agreement dated as of               , 2004 (as amended, supplemented or otherwise modified from time to time, the “Netting Agreement”) between the Company and MarkWest Hydrocarbon, Inc. (“MarkWest”), the Company is entitled to make a drawing under the Letter of Credit.

The amount of $                 is due and payable by MarkWest to the Company under the Netting Agreement and has not been paid by MarkWest.

IN WITNESS WHEREOF, the Company has executed and delivered this Certificate as of the            day of               ,           .

EQUITABLE PRODUCTION COMPANY

By:	/s/ Equitable Production Company

Title:

EXHIBIT B

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Carol A. Soltes Reed Smith LLP P.O. Box 2009 Pittsburgh, PA 15230			THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME – insert only one debtor name (1a or 1b) – do not abbreviate or combine names
OR	1a. ORGANIZATION’S NAME Markwest Hydrocarbon, Inc.
	1b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS 155 Inverness Drive West, Suite 200			CITY Englewood	STATE CO	POSTAL CODE 80112	COUNTRY USA
1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any
		corporation	Delaware	2637901
NONE
2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME – insert only one debtor name (2a or 2b) – do not abbreviate or combine names
OR	2a. ORGANIZATION’S NAME

	2b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any
NONE
3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) insert only one secured party name (3a or 3b)
OR	3a. ORGANIZATION’S NAME Equitable Production Company
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS 100 Allegheny Center Mall			CITY Pittsburgh	STATE PA	POSTAL CODE 15212	COUNTRY USA

4. This FINANCING STATEMENT covers the following collateral:
This financing statement is filed to reflect that Debtor has no legal or equitable property interest in the gas delivered to Debtor by Secured Party under the Gas Agreements, other than the gas that is recovered as plant products at the processing plants provided Debtor returns a thermal equivalent gas quantity in dths or that is sold to Debtor under the Gas Purchase Agreement. (continued on Exhibit A attached hereto)

5. ALTERNATIVE DESIGNATION [if applicable]: LESSEE/LESSOR CONSIGNEE/CONSIGNOR X BAILEE/BAILOR SELLER/BUYER AG. LIEN NON-UCC FILING

6. This FINANCING STATEMENT is to be filed [for record] or recorded) in the REAL ESTATE RECORDS.Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtors(s) All Debtors Debtor 1 Debtor 2 [ADDITIONAL FEE] [optional]

8. OPTIONAL FILER REFERENCE DATA Filed with Delaware Secretary of State

FILING OFFICE COPY – NATIONAL UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)Exhibit A to UCC Financing Statement

Debtor:  Markwest Hyrocarbon, Inc.

Secured Party:  Equitable Production Company

As used herein, the following terms shall have the following meanings:

 “Gas Purchase Agreement” means a Base Contract for Sale and Purchase of Natural Gas between Secured Party and Debtor for the sale by Secured Party and purchase by Debtor of certain quantities of gas.

“Gas Agreements” means the “Non-Dwale Firm Gas Processing Agreement” and the “Dwale Agreement” between the Secured Party and MarkWest Hydrocarbon, Inc. and the “Maytown Agreement” between the Secured Party and MarkWest Energy Appalachia, L.L.C., all entered into as of September 2004.

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

B. SEND ACKNOWLEDGMENT TO:(Name and Address)

Carol A. Soltes Reed Smith LLP P.O. Box 2009 Pittsburgh, PA 15230			THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME – insert only one debtor name (1a or 1b) – do not abbreviate or combine names
OR	1a. ORGANIZATION’S NAME Markwest Hydrocarbon, Inc.
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS 155 Inverness Drive West, Suite 200			CITY Englewood	STATE CO	POSTAL CODE 80112	COUNTRY USA
1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any
		ltd. Liability co.	Delaware	3485084
NONE
2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME – insert only one debtor name (2a or 2b) – do not abbreviate or combine names
OR	2a. ORGANIZATION’S NAME

2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any

NONE
3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) insert only one secured party name (3a or 3b)
OR	3a. ORGANIZATION’S NAME Equitable Production Company
3b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS 100 Allegheny Center Mall			CITY Pittsburgh	STATE PA	POSTAL CODE 15212	COUNTRY USA

4.  This FINANCING STATEMENT covers the following collateral:

This financing statement is filed to reflect that Debtor has no legal or equitable property interest in the gas delivered to Debtor by Secured Party under the Amended Maytown Agreement, other than the gas that is recovered as plant products at the Maytown plant.  Equitable has an ownership interest in the gas delivered to the Maytown Plant and to 86.75% of the proceeds from the sale of plant products under the Amended Maytown Agreement.

As used herein, “Amended Maytown Agreement” shall mean the Gas Processing Agreement (Maytown), between Secured Party and Debtor, dated May 16, 1999, as amended.

5. ALTERNATIVE DESIGNATION [if applicable]: LESSEE/LESSOR CONSIGNEE/CONSIGNOR X BAILEE/BAILOR SELLER/BUYER AG. LIEN NON-UCC FILING

6. This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtors(s) All Debtors Debtor 1 Debtor 2 [ADDITIONAL FEE] [optional]

8. OPTIONAL FILER REFERENCE DATA Filed with Delaware Secretary of State

FILING OFFICE COPY – NATIONAL UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)